Exhibit 3.5

ENERGY EXPLORATION TECHNOLOGIES INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Redacted information is indicated by [*****].

TABLE OF CONTENTS

1.	Definitions		1

2.	Registration Rights		6

	2.1	Demand Registration	6
	2.2	Company Registration	7
	2.3	Underwriting Requirements	8
	2.4	Obligations of the Company	9
	2.5	Furnish Information	11
	2.6	Expenses of Registration	11
	2.7	Delay of Registration	11
	2.8	Indemnification	12
	2.9	Reports Under Exchange Act	13
	2.10	Limitations on Subsequent Registration Rights	14
	2.11	“Market Stand-off” Agreement	14
	2.12	Termination of Registration Rights	15
	2.13	Restrictions on Transfer	15

3.	Information Rights		17

	3.1	Required Information	17
	3.2	Inspection	18
	3.3	Termination of Information	18
	3.4	Confidentiality	18
	3.5	Limitation on Foreign Person Investors	19

4.	Rights to Future Stock Issuances		19

	4.1	Right of First Offer	19
	4.2	Termination	20

5.	Additional Covenants		21

	5.1	D&O Insurance	21
	5.2	Employee Agreements	21
	5.3	Employee Stock Grants	21
	5.4	Qualified Small Business Stock	22
	5.5	Anti-Bribery	22
	5.6	Cybersecurity	22
	5.7	Foreign Person Investors	23
	5.8	Board Matters	23
	5.9	Indemnification Matters	24
	5.10	Successor Indemnification	24
	5.11	Right to Conduct Activities	24
	5.12	Reg A+ Offering	25
	5.13	Anti-Corruption and Compliance Policies	25
	5.14	Survival and Termination of Covenants	25

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6.	Miscellaneous		25

	6.1	Successors and Assigns	25
	6.2	Governing Law	26
	6.3	Titles and Subtitles	26
	6.4	Notices	26
	6.5	Amendments and Waivers	27
	6.6	Severability	28
	6.7	Aggregation of Stock; Apportionment	28
	6.8	Additional Investors	28
	6.9	Entire Agreement	28
	6.10	Dispute Resolution	28
	6.11	WAIVER OF JURY TRIAL	28
	6.12	Delays or Omissions	29
	6.13	Counterparts	29

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of December 21, 2022, by and among ENERGY EXPLORATION TECHNOLOGIES INC., a corporation organized and existing under and by virtue of the laws of the Commonwealth of Puerto Rico (the “Company”), and each of the investors listed on Schedule A hereto (each an “Investor” and, collectively, the “Investors”, including any additional purchaser of Series B Preferred Stock (as hereinafter defined) that becomes a party to this Agreement in accordance with Section 6.8).

RECITALS

WHEREAS, certain of the Investors are holders of shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and such Investors (the “Existing Investors”) are party to that certain Investors’ Rights Agreement, dated as of April 1, 2021, among the Company and the Existing Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the Existing Investors holding a majority of the Registrable Securities (as such term is defined in the Prior Agreement); and

WHEREAS, the Company and certain of the Investors are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), which provides for, among other things, the purchase by such Investors of shares of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”; together with the Series A Preferred Stock, the “Preferred Stock”).

WHEREAS, the Existing Investors holding a majority of the Registrable Securities of the Company have agreed to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement.

WHEREAS, pursuant to the Purchase Agreement and as a condition to consummation of the transactions contemplated thereby, the Company has agreed to provide the Investors with the rights provided in this Agreement in lieu of those set forth in the Prior Agreement.

NOW, THEREFORE, the Company and the Investors hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement and further agree as follows:

1. Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2 “Anti-Corruption Laws” means all anti-corruption laws and regulations applicable to the parties, including:

(a) The United Nations Convention Against Corruption;

(b) The OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(c) FCPA (as defined below);

(d) UK Bribery Act 2010; and

(e) for each party, the anti-corruption laws in force in the country (a) of such party’s and such party’s ultimate parent company’s place of incorporation, principal place of business, (b) of the place of registration under applicable securities laws if such party is an issuer of registrable securities, and (c) of the performance of this Agreement.

1.3 “Anti-Money Laundering Laws” or “AML” means all the applicable national anti-money laundering regulations of the countries in which the parties operate.

1.4 “Board” means the Board of Directors of the Company.

1.5 “Common Stock” means the Company’s common stock, par value $0.01 per share.

1.6 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of developing technology for lithium extraction, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor; provided, however, that in no event shall GMV nor any of its Affiliate be deemed a Competitor for any purpose under this Agreement.

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Deemed Liquidation Event” means that term as it is defined in the Restated Certificate.

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1.9 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.10 “Direct Listing” means a direct offering by the Company of its Common Stock by listing the same on a national securities exchange by means of an effective registration statement filed by the Company with the SEC that is not firmly underwritten; any and all provisions in this Agreement relating to an underwritten offering or underwriters contained in this Agreement shall not apply to a Direct Listing.

1.11 “DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.

1.12 “DPA Triggering Rights” means (a) “control” (as defined in the DPA); (b) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (c) membership or observer rights on the Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Board or equivalent governing body of the Company; (d) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (i) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.14 “Excluded Registration” means (a) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.15 “FOIA Party” means a Person that, in the reasonable determination of the Board, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.16 “Foreign Person” means either (a) a Person or government that is a “foreign person” within the meaning of the DPA or (b) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.

1.17 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

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1.18 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.19 “Free Writing Prospectus” means a free-writing prospectus, as defined in Securities Act Rule 405.

1.20 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.21 “GMV” means General Motors Ventures LLC, together with its Affiliates.

1.22 “Holder” means any holder of Registrable Securities that is a party to this Agreement.

1.23 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.24 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under Section 2.1.

1.25 “IPO” means, only if a Direct Listing has not already occurred, the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.26 “Key Employee” means any management-level employee as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.27 “Major Investor” means, as of the time determined, any Investor that holds at least 2,000,000 shares of Preferred Stock of the Company (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the capital stock of the Company after the date hereof).

1.28 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.29 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.30 “Preferred Directors” means, collectively, the director elected exclusively by the holders of Series A Preferred Stock as a separate class and the director elected exclusively by the holders of Series B Preferred Stock as a separate class, in each case as provided in the Restated Certificate.

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1.31 “Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of the Preferred Stock; (b) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by any Investor after the date hereof; and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the capital stock referenced in the foregoing clauses (a) or (b), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.12.

1.32 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.33 “Restated Certificate” means the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.34 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.13(b).

1.35 “SEC” means the Securities and Exchange Commission.

1.36 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.37 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.38 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.39 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.40 “Termination Date” means first to occur of (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event.

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2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) the date that is four (4) years after the date of this Agreement, or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO or the initial Direct Listing, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to a portion of the Registrable Securities then outstanding and provided that the anticipated aggregate offering price, net of Selling Expenses, of such Registrable Securities would exceed $15 million, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3; provided, however, that this right to request the filing of a Form S-1 registration statement shall not be made available to any Holder that is a Foreign Person.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(c) Notwithstanding the Company’s obligations under Section 2.1(a) and 2.1(b), if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders was given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further, however that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period, other than an Excluded Registration.

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(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b), during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration; provided, however, that (A) the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (B) if the Company has effected one registration pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) (x) unless not less than seventy-five percent (75%) of all Registrable Securities requested to be registered are included in a registration to be effected under Section 2.1(a); and (y) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, however, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders, but excluding (a) a registration relating to a demand pursuant to Section 2.1, or (b) an Excluded Registration) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash, the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

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2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board, including both of the Preferred Directors, and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities, except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder, absent such Holder’s fraud or intentional misrepresentation. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the

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number of Registrable Securities included in the offering be reduced below thirty-five percent (35%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than sixty-five percent (65%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

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(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided, however, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Securities Act upon the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(j) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

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(k) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus (or Free Writing Prospectus).

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $35,000 of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further, however, that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

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2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company shall indemnify and hold harmless each selling Holder, the partners, members, officers, directors and stockholders of each such Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter or, in the case of a Direct Listing, any financial advisor retained by the Company to assist in effecting such Direct Listing, within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claim or proceeding from which Damages may result as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, shall indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act) or financial advisory in a Direct Listing, any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further, however, that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder, as determined by a court of competent jurisdiction in a decision not subject to appeal.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

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(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate Damages to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such actual or potential Damages, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further, however, that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder, as determined by a court of competent jurisdiction in a decision not subject to appeal.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

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(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided, however, that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Section 6.8.

2.11 “Market Stand-off” Agreement. Each Holder agrees that such Holder will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus or Free Writing Prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports, and (b) analyst recommendations and opinions, including, without limitation, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), or ninety (90) days in the case of any registration other than an IPO, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any

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securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration for that offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in either of the foregoing clauses (i) or (ii) is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any Affiliate or trust for the direct or indirect benefit of the Holder or any Immediate Family Member of the Holder, provided that any such Affiliate or trustee of such trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

2.12 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event;

(b) following the consummation of the IPO or Direct Listing, such Holder (i) can sell all shares held by such Holder in compliance with Rule 144(b)(1)(i), or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144; or

(c) the fourth (4th) anniversary of the first to occur of the IPO or the initial Direct Listing.

2.13 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and the Puerto Rico Securities Act, as amended. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the

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Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO or the initial Direct Listing, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in the foregoing clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.13(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.13.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, such holder thereof shall give notice to the Company of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such holder distributes Restricted Securities to an Affiliate of such holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.13. Each certificate,

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instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.13(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

3. Information Rights.

3.1 Required Information. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within one-hundred twenty (120) days after the end of each fiscal year of the Company thereafter, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of at least regionally recognized standing selected by the Company, all prepared in accordance with GAAP;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, certified by the Company’s chief executive or financial officer as being true, correct and complete; and all prepared in accordance with GAAP and certified as accurate and complete by Company management (except that such financial statements (i) may be subject to normal year-end audit adjustments; and (ii) need not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a capitalization table for the Company showing a summary of the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit such Major Investor to calculate its percentage equity ownership in the Company, certified by the Company’s chief executive or financial officer as being true, correct and complete;

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget for the next fiscal year that has been approved by the Board, including both of the Preferred Directors, and that has been prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(e) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request and that does not require the Company to incur unreasonable effort or expense;

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provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (A) to a Competitor, (B) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (C) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement with the SEC if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided, however, that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor that is not a Competitor and its representatives (including, without limitation, its lawyers and accountants), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel. Subject to the foregoing proviso, the Company shall make such books and records available for inspection by such Major Investors and their representatives as such Major Investors shall designate in writing to the Company upon giving notice of any such inspection.

3.3 Termination of Information. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect upon the Termination Date.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including, without limitation, notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to

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the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.5 Limitation on Foreign Person Investors. Notwithstanding the covenants set forth in Section 3.1 and Section 3.2, the Company shall not provide any Investor that is a Foreign Person access to any “material non-public technical information” within the meaning of the DPA, except as provided in Section 5.7.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer that portion of such New Securities prescribed by Section 4.1(b) to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board, (y) agrees to enter into this Agreement and the Voting Agreement of even date herewith among the Company, the Investors and the other Company stockholders party thereto, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Sections 3.1, 3.2 and 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Major Investor holding the fewest number of shares of Preferred Stock and any other Derivative Securities.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). At the expiration of such twenty (20) day period, the Company shall promptly notify

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each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors that desire to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); (ii) shares of Common Stock issued in the IPO; (iii) the issuance of additional shares of Series B Preferred Stock after the date of this Agreement pursuant to Section 1.3 of the Purchase Agreement, or (iv) any Investor that is a Foreign Person and as to which the operation of this Section 4.1 could result in such Investor obtaining greater than nine and nine-tenths percent (9.9%) of the outstanding voting shares of the Company.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 4.1(b) before giving effect to the issuance of such New Securities.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect upon the Termination Date.

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5. Additional Covenants.

5.1 D&O Insurance. The Company shall, within thirty (30) days after the date hereof, obtain from financially sound and reputable insurers directors and officers liability insurance, in a coverage amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued.

5.2 Employee Agreements. The Company will cause (i) each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and inventions assignment agreement; and (ii) each Key Employee to enter into a noncompetition and non-solicitation agreement, substantially in the form approved by the Board. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of both of the Preferred Directors.

5.3 Employee Stock Grants. Unless otherwise approved by the Board, including both of the Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof (each, without distinction, an “Award”) shall be required to execute stock purchase, restricted stock or option agreements, as applicable, providing for vesting of the shares subject to the Award (a) based upon time (the “Time-Based Shares”), over at least a four (4) year period, with (i) vesting of a fraction of the Time-Based Shares following twelve (12) months of continued employment or service equal to twelve (12) divided by the total number of months in the total vesting period, and (ii) the remaining shares vesting in no less than monthly installments over the remainder of the total vesting period, where such installments may be equal or escalating in percentage, and/or (b) based upon achievement of milestones specified in the subject stock purchase, restricted stock or option agreement and based upon the performance of the individual recipient of the Award (as opposed to Company performance) (the “Milestone- Based Shares”), with vesting of Time-Based Shares representing not more than fifty percent (50%) of all shares subject to the Award and achievement of any one milestone resulting in vesting of not more than twenty percent (20%) of the Milestone-Based Shares. Each Award shall subject all of the shares subject thereto to a market stand-off provision substantially similar to that in Section 2.11. Without the prior approval by the Board, including both of the Preferred Directors, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Section 5.3. In addition, unless otherwise approved by the Board, including both of the Preferred Directors, the Company shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO or initial Direct Listing, and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock. For purposes of setting the exercise price of stock options and other stock equivalents issued by the Company after the date of this Agreement, the fair market value of the Common Stock shall be determined by the reasonable application of a reasonable valuation method as described in Treasury Regulation Section 1.409A- 1(b)(5)(iv)(B). After the date hereof, the Company shall not grant any Company capital stock, options to purchase any Company capital stock, or rights to any awards of shares of the Company’s capital stock to Teague Egan or any entity he or any of his family members or other relatives owns or controls without the approval of the Board, which shall include both of the Preferred Directors.

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5.4 Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Preferred Stock issued pursuant to the Purchase Agreement, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board, including both of the Preferred Directors, determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. The Company shall use commercially reasonable efforts to ensure the accuracy of any such statement and any such factual information, but in no event shall the Company be liable to the Investors for any damages arising from any errors in the Company’s determination with respect to the applicability or interpretation of Section 1202 of the Code, unless such determination shall have been given by the Company in a manner that is either grossly negligent or fraudulent.

5.5 Anti-Bribery. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA and all other Anti-Corruption Laws and Anti-Money Laundering Laws. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.6 Cybersecurity. The Company shall, within ninety (90) days after the date of this Agreement, use commercially reasonable efforts to (a) identify and restrict access (including through physical and/or technical controls) to the Company’s confidential business information and trade secrets and any information about identified or identifiable natural persons maintained by or on behalf of the Company (collectively, “Protected Data”) to those individuals who have a need to access the same, and (b) implement reasonable physical, technical and administrative safeguards (“Cybersecurity Solutions”) designed to protect the confidentiality,

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integrity and availability of its technology and systems (including servers, laptops, desktops, cloud, containers, virtual environments and data centers) and all Protected Data. The Company shall use commercially reasonable efforts to ensure that the Cybersecurity Solutions (x) are up-to-date and include industry-standard protections (e.g., antivirus, endpoint detection, anti-malware and ransomware, and response and threat hunting), (y) to the extent determined necessary by the Company or the Board, are backed by a breach prevention warranty from the vendor certifying the effectiveness of such solutions, and (z) require the vendors to notify the Company of any security incidents posing a risk to the Company’s information (regardless of whether information was actually compromised). The Company shall evaluate on a periodic basis at least annually whether such safeguards should be updated to maintain a level of security appropriate to the risk posed to Company systems and Protected Data. The Company shall educate its employees about the proper use and storage of Protected Data, including periodic training as determined reasonably necessary by the Company or the Board.

5.7 Foreign Person Investors.

(a) Notwithstanding any provision of this Agreement to the contrary, the Company shall not, and shall not be obligated to:

(i) permit any Person that is a Foreign Person to obtain greater than nine and nine-tenths percent (9.9%) of the outstanding voting shares of the Company; or

(ii) provide to any Foreign Person any DPA Triggering Rights,

in each such case without the approval of the Board, excluding any member of the Board designated by such Foreign Person.

(b) Each Investor shall notify the Company in advance of permitting any Foreign Person affiliated with such Investor, whether affiliated as a limited partner or otherwise, to obtain through such Investor any DPA Triggering Rights, which the Investor shall not provide without the approval of the Board, excluding any member of the Board designated by such Investor.

(c) Each Investor that is a Foreign Person shall indemnify the Company, upon demand, from and against any and all out-of-pocket filing fees incurred by the Company and required under the DPA in connection with submitting, together with such Investor that is a Foreign Person, a joint voluntary notice to CFIUS to obtain CFIUS approval of such Foreign Person’s investment in the Company pursuant to the Purchase Agreement.

5.8 Board Matters. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board. The Company shall cause to be established, as soon as practicable after such request, and will maintain, an audit and compensation committee, each of which shall consist solely of non-management directors. Each such committee shall include the Preferred Directors, unless a Preferred Director declines to participate.

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5.9 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors elected to serve on the Board by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.9 and shall have the right, power and authority to enforce the provisions of this Section 5.9 as though they were a party to this Agreement.

5.10 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction (including, without limitation, the requirements of Section 5.9), whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.11 Right to Conduct Activities. The Company hereby agrees and acknowledges that certain of the Investors (together with their respective Affiliates) are professional investment organizations, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict any such Investors (together with its Affiliates) from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that, to the extent permitted under applicable law, such Investors (and their respective Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by any such Investors (or its Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of such Investor (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any such Investor (together with its Affiliates) from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

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5.12 Reg A+ Offering. The Company shall not accept subscriptions for, issue or agree to issue an aggregate of more than 2,146,485 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the capital stock of the Corporation after the date hereof) pursuant to subscriptions for the purchase of Common Stock in respect of the offering made by the Company pursuant to Regulation A+, as promulgated under the Securities Act, which commenced on July 8, 2022 on the terms described in the prospectus therefor bearing the same date, including, for this purpose, subscriptions accepted as of the date hereof.

5.13 Anti-Corruption and Compliance Policies. The Company shall, within sixty (60) days following the First Closing (as defined in the Purchase Agreement), adopt and thereafter maintain in effect policies related to anti-corruption compliance, which the Company determines is reasonably adequate to prevent violations of Anti-Corruption Laws and Anti-Money Laundering Laws (the “ABC Policies”). Such policies described in this Section 5.13 shall be reviewed and approved by the Board. The Company shall maintain in effect at all times and shall regularly update the ABC Policies to ensure their effectiveness and their suitability to prevent violations of Anti-Corruption Laws and Anti-Money Laundering Laws. The Company shall act, and cause its directors, employees and/or agents to act, in compliance with the ABC Policies once adopted.

5.14 Survival and Termination of Covenants. Excepting the covenants in Sections 5.9, 5.10 and 5.11 which shall survive indefinitely, the covenants set forth in this Section 5, shall terminate and be of no further force or effect upon the Termination Date.

6. Miscellaneous.

6.1 Successors and Assigns.

(a) The rights of the Holders under Section 2 of this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate of a Holder; or (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate or stockholder of a Holder; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further, however, that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.

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(b) The rights of each Investor under any of Sections 3, 4 or 5 of this Agreement may be assigned (but only with all related obligations) to an Affiliate of such Investor that otherwise meets any requirements imposed as a condition precedent to any such rights.

(c) The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by and construed exclusively under the laws of the State of Delaware as applied to agreements made and performed therein without reference to its conflicts of law provisions, as it were performed entirely within Delaware.

6.3 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.4 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All notices and communications to be given to the Investors shall be sent to the Investors at the address for each set forth on Schedule A hereto. If notice is given to the Company, it shall be sent to 1500 Cordova Road #302, Fort Lauderdale, Florida 33316, Attention: Chief Executive Officer, with a copy by email to: Teague@energyx.com. If notice is given to GMV, a copy (which copy shall not constitute notice) shall also be given to Honigman LLP, 315 East Eisenhower Parkway, Suite 100, Ann Arbor, Michigan 48108, Attention: David Parsigian. Any such party may change such address by written notice given in accordance with this Section 6.4.

(b) Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to Puerto Rico’s General Corporations Act of 2009, Act Number 164 of December 16, 2009, as amended (the “General Corporations Act”), as amended or superseded from time to time, by electronic transmission pursuant to Article 7.21 of Puerto Rico’s General Corporations Act of 2009, Act Number 164 of December 16, 2009, as amended, 14 P.R. Laws Ann. § 3661 (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

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6.5 Amendments and Waivers.

(a) Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Holders of at least two-thirds in interest of the Registrable Securities then outstanding; provided, however, that the Company may in its sole discretion waive compliance with Section 2.13(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.13(c) shall be deemed to be a waiver); and provided further, however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

(b) Notwithstanding the foregoing:

(i) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction);

(ii) Section 3.1, Section 3.2 and Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b)(ii) of this Section 6.5) may not be amended, modified, terminated or waived without the written consent of the Holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors; and

(iii) Section 1.2, Section 1.3, Section 1.6, Section 1.21, and Section 5.11, Section 5.13, this Section 6.5(b)(iii), and any other section of this Agreement applicable to GMV may not be waived or amended without the consent of GMV.

(c) Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the Investors; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the Investors to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Section 6.8.

(d) The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any Investor that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 6.5 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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6.6 Severability. In case any provision contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.7 Aggregation of Stock; Apportionment. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

6.8 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series B Preferred Stock after the date hereof, pursuant to the Purchase Agreement, any purchaser of such shares of Series B Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.9 Entire Agreement. This Agreement and the other Transaction Documents (as defined in the Purchase Agreement) (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.10 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, and any appellate court from any thereof, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue is unreasonable or unjust, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES

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THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank - Signatures on Following Page(s)]

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The parties have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY:

ENERGY EXPLORATION TECHNOLOGIES INC.

By	/s/ Teague Egan
Teague Egan
Its Chief Executive Officer

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

GENERAL MOTORS VENTURES LLC

By	/s/ Kent Helfrich
Kent Helfrich
Its President

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ZEN VENTURES INC.

By	/s/ Philip Kim
Name:	Philip Kim
Title:	President

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Geremy Mustard
GEREMY MUSTARD

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Mateo A. Levy
MATEO A. LEVY

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Matt Razore
MATT RAZORE

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

THOMAS MILES 2020 LIVING TRUST

By	/s/ Thomas Miles
Name:	Thomas Miles
Title:	Trustee

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

BISCAY TRUST, a Texas Trust

By:	/s/ Robert Sek
Name:	Robert Sek
Title:	Trustee

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Robert B. Hellman, Jr.
ROBERT B. HELLMAN, JR.

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

FANG LLC

By	/s/ Farhood Azima
Name:	Farhood Azima
Title:	Sole Member

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

JCD INVESTMENT VENTURES LLC

By	/s/ Jonathan C. DeLuca
Name:	Jonathan C. DeLuca
Title:	Manager

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

FORGE TRUST CO. CFBO: PAUL BELLEVILLE
IRA877621

By	/s/ Paul Belleville
Name:	Paul Belleville
Title:	Investor

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Robert Paul Johnston
ROBERT PAUL JOHNSTON

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

GOJIRA, LLC

By	/s/ Mel Basar
Name:	Mel Basar
Title:	Manager

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

EGAN GLOBAL MANAGEMENT LLC

By	/s/ Teague Egan
Teague Egan
Its Sole Member

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Benny Freeman
BENNY FREEMAN

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

HELIOS HOLDINGS IV,
A SERIES OF HELIOS HOLDINGS MASTER LLC

By	/s/ Ryan Kriser
Name:	Ryan Kriser
Title:	Managing Member

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Jared Grover
JARED GROVER

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ John T. Mooney
JOHN T. MOONEY

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTOR’S’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Jonathan Christodoro
JONATHAN CHRISTODORO

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Jonathan O’Brien
JONATHAN O’BRIEN

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Leigh Hocking
LEIGH HOCKING

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

OBSIDIAN ACQUISITION PARTNERS LLC

By	/s/ Kris Haber
Name:	Kris Haber
Title:	Managing Member

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

RNN VENTURES ENERGY X PRE-A NOTE LLC

By	/s/ Ramez Naam
Name:	Ramez Naam
Title:	Principal

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Thomas J. Anderson
THOMAS J. ANDERSON

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Yaakov Jacobovitch
YAAKOV JACOBOVITCH

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

The parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Michael Egan
MICHAEL EGAN

ENERGY EXPLORATION TECHNOLOGIES INC.

INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

SCHEDULE A

INVESTORS

Name and Address
General Motors Ventures LLC [*****] Email: [*****]

Zen Ventures Inc. [*****]

Geremy Mustard [*****]

Mateo A. Levy [*****]

Matt Razore [*****]

Thomas Miles 2020 Living Trust [*****]

Robert B. Hellman, Jr. [*****]

Fang LLC [*****]

JCD Investment Ventures LLC [*****]

Schedule A-1

Forge Trust Co. CFBO: Paul Belleville [*****] [*****]

Robert Paul Johnston [*****]

Gojira, LLC [*****]

Egan Global Management LLC [*****]

Benny Freeman [*****]

Helios Holdings IV [*****]

Jared Grover [*****]

John T. Mooney [*****]

Jonathan Christodoro [*****]

Jonathan O’Brien [*****]

Leigh Hocking [*****]

Schedule A-2

Obsidian Acquisition Partners LLC [*****]

RNN Ventures Energy X Pre-A Note LLC [*****]

Thomas J. Anderson [*****]

Yaakov Jacobovitch [*****]

Michael Egan [*****]

Biscay Trust [*****]

Schedule A-3